NEWS RELEASE

Eden Energy Corp. Provides Corporate Update

VANCOUVER, February 1 2010. Eden Energy (“the Company”) today provided an update on its corporate activities and its wells in the White River Dome field in Colorado.

Settlement with Creditors

        As reported on October 20 2009, Eden has settled all outstanding invoices related to the drilling and tie-in of its wells in the White River Dome field in Colorado. Eden has also received full payment from its operating partner for its share of pipeline and tie-in costs. All liens that were filed relating to these operations have been removed.

Loan Arrangement

        On October 2 2009 Eden reported that it had entered into a loan arrangement with a company controlled by its president. As of January 29 2010 the amount outstanding under the loan is $1MM. The Company has no other debt.

Production Update

        The Company has 8 wells in the White River Dome field in Colorado. The Company has recently installed gas lift technology on two of its wells to assist in lifting produced water and feels that this technology has been successful. . As of January 2010 one of the wells has been put back on production and production rates continue to increase. The Company intends to put the second well back on production the week of February 1 2010 and expects production rates to increase on this well also.
As of January 29 2010 the Company had six wells on production. The six wells were producing at a gross rate of approximately 1,200 mcfd, and 800 mcfd net to Eden.

Pricing

        Rockies gas prices were severely depressed throughout 2009, hitting a low of $2.41/mcf (received price) in September 2009. Recently gas prices have recovered with natural gas delivered into CIG-Mainline first of month January 2010 priced at $5.54/mcf. The low prices throughout 2009 severely affected the Company’s cash flow. In response to low pricing the Company has cut costs and overhead and is currently cash flow positive.

Reserves

        On February 13 2009 the Company provided its independent Reserves Report done by MHA Petroleum Consultants Inc. in Denver Colorado. The Company is currently assembling its updated Reserves Report and expects to file it by the end of February 2010.

Share Consolidation

        On January 28 2010 the Company received notification of approval of a share consolidation on a 5:1 basis. The Company will trade under the symbol EDNED for a period of 20 days and then will resume trading under its symbol EDNE. With the severity of the recent gas price collapse, management believes the share consolidation is essential to resetting Eden so that it may seriously consider and be positioned for future activities, which are in keeping with the long term goal of maximizing shareholder values.

General

Eden Energy Corp.’s current focus is the development of the White River Dome project in the Piceance Basin, Rio Blanco County, Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the production rates of the White River Dome wells, the timing of the updated reserve report and the future pricing of gas in the Rocky Mountains.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2008 and 2009 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please view the company’s website at www.edenenergycorp.com or email: info@edenenergycorp.com